UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2019

Imaging3, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50099	95-4451059
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4919 Noeline Ave., Encino, CA 91436

(Address of Principal Executive Offices) (Zip Code)

805-908-5719

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Matters – Share Exchange Agreement.

On Sunday, April 28, Imaging3 and GBI executed a definitive Share Exchange Agreement and Plan of Reorganization (the “Agreement”), at the closing of which GBI will become a wholly-owned subsidiary of IGNG and GBI’s shareholders and other persons will own approximately 81% of the post-Acquisition common shares of IGNG. The IGNG common shares representing the 81% IGNG stake will be restricted securities issued to the current GBI shareholders on a pro rata basis to their GBI ownership in exchange for their GBI shares which will thereafter be owned by IGNG. At the conclusion of the Acquisition the Company will have approximately 387,969,000 common shares issued and outstanding, subject to adjustment, of which GBI management will own approximately 230,223,000 shares or approximately 60% of the then outstanding common shares of the Company. In addition, at the closing, a newly formed corporation (“New I3”) will assume all of the current assets and most of the liabilities of IGNG. IGNG will thereafter own a yet-to-be determined percentage of the shares of New I3. Furthermore, closing of the Acquisition will be dependent upon IGNG reaching final terms with an Investor or Investors for an investment of $12,000,000.00 of debt and equity in IGNG.

The closing of the transaction will occur on or before the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the acquisition which both IGNG and GBI management expect to be on or before May 20, 2019 (the “Closing”). Within 75 days of the Closing the Company shall file a Form 8-K with the SEC which will include, along with all other required disclosures, audited pro forma consolidated financial statements of IGNG and GBI from GBI’s inception through the period ended April 30, 2019. .

Exhibit 1. Share Exchange Agreement and Exhibits thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Imaging3, Inc.

By:	/s/ John Hollister
Name:	John Hollister
Title:	CEO and Director

Date: May 3, 2019